Exhibit 99.1

Advanced Thermoelectric Solutions

NEWS RELEASE for March 19, 2012 at 4:00 PM ET

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON ANNOUNCES PROPOSED PUBLIC OFFERING OF COMMON STOCK

NORTHVILLE, MICHIGAN (March 19, 2012) . . . Amerigon Incorporated (NASDAQ-GS: ARGN) (“Amerigon” or the “Company”) today announced that it plans to offer shares of its common stock, no par value, in an underwritten public offering. The offering is being made pursuant to a “shelf” registration statement on Form S-3 (File No. 333-176887) that was filed with the Securities and Exchange Commission, and that was declared effective by the U.S. Securities and Exchange Commission (SEC) on September 28, 2011. The Company plans to grant the underwriters a 30-day option to purchase additional shares of common stock to cover over-allotments, if any. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Amerigon intends to use the net proceeds from this offering to make future redemption installment payments on, and pay dividends on, the Company’s outstanding Series C 8% convertible preferred stock and, to the extent not used for such purposes, to prepay its outstanding debt obligations.

Roth Capital Partners will serve as the sole book-running manager and Craig-Hallum Capital Group will serve as co-manager in the offering.

Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, CA 92660, (800) 678-9147 or email: rothecm@roth.com or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.

About Amerigon

Amerigon (NASDAQ-GS:ARGN) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products based on technologies developed by Amerigon and its majority-owned subsidiary, W.E.T. Automotive Systems AG, include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, heated seat and steering wheel systems, cable systems and other electronic devices. Its advanced technology team is developing more efficient materials for thermoelectrics and systems for waste heat recovery and electrical power generation for the automotive market that may have far-reaching applications for consumer products as well as industrial and technology markets. Amerigon has more than 5,000 employees in facilities in the United States, Germany, Mexico, China, Canada, Japan, England, Korea and the Ukraine. For more information, go to www.amerigon.com.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s SEC filings and reports, including, but not limited to, its Form 10-K for the year ended December 31, 2011; all of which are available free of charge on the SEC’s website at www.sec.gov. Amerigon expressly disclaims any intent or obligation to update any forward-looking statements.